Exhibit 10.2

Execution Copy

DEPOMED DEVELOPMENT, LTD.

EXCLUSIVE LICENSE AGREEMENT

TABLE OF CONTENTS

1.	Definitions.

2.	Grant of Rights.

3.	Royalties and Payment Terms.

4.	Reports and Records.

5.	Patent Prosecution.

6.	Infringement.

7.	Indemnification.

8.	No Representations or Warranties.

9.	General Compliance with Laws.

10.	Termination.

11.	Miscellaneous.

EXCLUSIVE LICENSE AGREEMENT

This Exclusive License Agreement (this “Agreement”) is entered into as of September 18, 2003 (the “Effective Date”), by and between DepoMed Development, Ltd., an exempted company incorporated under the laws of Bermuda and having its registered office at Clarendon House, 2 Church St., Hamilton, Bermuda (“DDL”), and DepoMed, Inc., a corporation duly incorporated and validly existing under the laws of California and having its principal place of business at 1360 O’Brien Drive, Menlo Park California 94025, United States of America (“DepoMed”).

R E C I T A L S

WHEREAS, DepoMed has licensed to DDL certain intellectual property pursuant to the DepoMed License Agreement (as defined below) and is entitled thereunder to royalties to be negotiated in the event that any product utilizing such intellectual property is commercialized by DDL or its sublicensees;

WHEREAS, DDL has conducted research and development related to the Licensed Product (as defined below);

WHEREAS, DepoMed desires to obtain a license to the DDL Intellectual Property (as defined below) upon the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, DDL and DepoMed hereby agree as follows:

1.                                       Definitions.

1.1                                 “Affiliate” shall mean any legal entity (such as a corporation, partnership, or limited liability company) that is controlled by DepoMed.  For the purposes of this definition, the term “control” means (i) beneficial ownership of at least fifty percent (50%) of the voting securities of a corporation or other business organization with voting securities or (ii) a fifty percent (50%) or greater interest in the net assets or profits of a partnership or other business organization without voting securities.

1.2                                 “Compound” shall mean the chemical compound known as gabapentin.

1.3                                 “DDL Intellectual Property” shall mean any invention or discovery or any Intellectual Property or copyrighted materials owned by, licensed to or arising, developed or conceived and reduced to practice by DDL, or by an individual or individuals with one or more other contractors or employees of DDL relating directly or indirectly to the Licensed Product, the Fed Mode Product or the Compound, including without limitation all rights granted to DDL with respect to the Fed Mode Product pursuant to the DepoMed License Agreement.

1.4                                 “DepoMed License Agreement” shall mean that certain License Agreement, dated as of January 21, 2000, by and among DepoMed, DDL and Elan Corporation, plc.

1.5                                 “Development Costs” shall mean the costs incurred by DepoMed in connection with the research and development (including without limitation patent prosecution expenses) of the Licensed Product or the Fed Mode Product, which costs will be determined in accordance with Schedule 1.5 hereto.

1.6                                 “Fed Mode Field” shall mean any device, process, substance, system or method of manufacture of such system, in which such device, process, substances or system is retained in the stomach by retarding the rate of gastric emptying into the gastro intestinal tract by the induction of a fed mode.

1.7                                 “Fed Mode Product” shall mean oral formulation(s) delivered by a device, process or system in the Fed Mode Field, where the Compound is the active ingredient.

1.8                                 “Intellectual Property” shall mean intellectual property and shall include, but not be limited to inventions and discoveries (whether patentable or not) patents, petty patents and applications thereof, registered designs and applications thereof design rights, registered and unregistered trade marks, service marks and copyrights, specifications, trade secrets and confidential information, drawings, plans, copyright material including computer software, databases, technical know-how and other information.

1.9                                 “Licensed Product” shall mean any product or part thereof that absent the license granted hereunder, would infringe one or more claims of the Patent Rights.

1.10                           “Net Sales” shall mean the gross amount received by DepoMed and its Affiliates and Sublicensees for the Licensed Product or, if the Fed Mode Product is not a Licensed Product, the Fed Mode Product, less:

(a)                                  customary trade, quantity, or cash discounts to the extent actually allowed and taken;

(b)                                 amounts repaid or credited by reason of rejection or return;

(c)                                  to the extent separately stated on purchase orders, invoices, or other documents of sale, any taxes or other governmental charges levied on the production, sale, transportation, delivery, or use of a Licensed Product or Fed Mode Product which is paid by or on behalf of DepoMed; and

(d)                                 outbound transportation costs prepaid or allowed and costs of insurance in transit.

No deductions shall be made for commissions paid to individuals whether they be with independent sales agencies or regularly employed by DepoMed and on its payroll, or for cost of collections.

1.11                           “Patent Rights” shall mean:

(a)                                  all United States and international patents arising from the DDL Intellectual Property in accordance with Section 5 hereof, which patents shall be set forth on Appendix A attached hereto at the time any such patent issues;

(b)                                 the United States and international patent applications and/or provisional applications arising from the DDL Intellectual Property in accordance with Section 5 hereof, which applications shall be set forth on Appendix A attached hereto at the time any such application is filed, and the resulting patents;

(c)                                  any patent applications resulting from the provisional applications set forth from time to time on Appendix A, and any divisionals, continuations, continuation-in-part applications, and continued prosecution applications (and their relevant international equivalents) of the patent applications set forth from time to time on Appendix A and of such patent applications that result from the provisional applications set forth from time to time on Appendix A, to the extent the claims are directed to subject matter specifically described in the patent applications set forth from time to time on Appendix A, and the resulting patents; and

(d)                                 any patents resulting from reissues, reexaminations, or extensions (and their relevant international equivalents) of the patents described in (a), (b), and (c) above.

1.12                           “Reporting Period” shall begin on the first day of each calendar quarter and end on the last day of such calendar quarter.

1.13                           “Sublicensee” shall mean any non-Affiliate sublicensee of the rights granted to DepoMed under Section 2.1.

1.14                           “Term” shall mean the term of this Agreement, which shall commence on the Effective Date and shall remain in effect until the later of (i) the expiration or abandonment of all issued patents and filed patent applications within the Patent Rights and (ii) ten years after the first commercial sale of the Fed Mode Product, in either case unless earlier terminated in accordance with the provisions of this Agreement.

1.15                           “Territory” shall mean worldwide.

2.                                       Grant of Rights.

2.1                                 License Grants.  Subject to the terms of this Agreement, DDL hereby grants to DepoMed for the Term an exclusive, transferable, irrevocable, perpetual license in the Territory, with a right to sublicense, to the DDL Intellectual Property to make, have made, use, sell, lease and import Licensed Product in the Field in the Territory.

2.2                                 Sublicenses.  DepoMed shall have the right to grant sublicenses of its rights under Section 2.1.  DepoMed shall promptly furnish DDL with a fully signed photocopy of any sublicense agreement.  Upon termination of this Agreement for any reason, any Sublicensee not then in default shall be entitled to maintain its rights under its Sublicense by agreeing in writing to perform its obligations under the Sublicense for the direct benefit of DDL and to make all payments for which it is responsible directly to DDL.

2.3                                 Waiver Under DepoMed License Agreement.  DepoMed and DDL acknowledge and confirm that the provisions of Section 4.1 of the DepoMed License Agreement are hereby waived with respect to the Licensed Product and the Fed Mode Product.

3.                                       Royalties and Payment Terms.

3.1                                 Royalties for Grant of Rights.

(a)                                  Royalties for Licensed Product.  DepoMed shall pay to DDL a running royalty of six percent of Net Sales by DepoMed and its Affiliates and Sublicensees.  Running royalties shall be payable for each Reporting Period and shall be due to DDL within sixty (60) days of the end of each Reporting Period.

(b)                                 Royalties for Fed Mode Product.  In the event that the Fed Mode Product is not a Licensed Product, DepoMed shall pay to DDL a running royalty of three percent of Net Sales by DepoMed and its Affiliates and Sublicensees.  Running royalties shall be payable for each Reporting Period and shall be due to DDL within sixty (60) days of the end of each Reporting Period.  DepoMed’s obligation to pay royalties under this Section 3.1(b) shall terminate upon any termination of the DepoMed License Agreement.

(c)                                  Other Receipts.  DepoMed shall pay to DDL fifty percent of any other receipt by it from the sale or assignment of DepoMed’s rights in and to the Licensed Product that do not constitute Net Sales, and, provided that the Fed Mode Product is not a Licensed Product, twenty-five percent of any other receipt by it from the sale or assignment of DepoMed’s rights in and to the Fed Mode Product that do not constitute Net Sales; provided, further that any amounts received by DepoMed for research and development services or as capital investment for equity or loan funds or upon the sale, transfer or disposition of all or substantially all of DepoMed’s assets, will give not give rise to any payment under this Section 3.1(c).

(d)                                 No Multiple Royalties.  If the manufacture, use, lease, or sale of Licensed Product is covered by more than one of the Patent Rights, multiple royalties shall not be due.  The royalties payable under Sections 3.1(a) and 3.1(b) shall in no event be cumulative.

(e)                                  Waiver by DepoMed of its Royalty Rights.  DepoMed hereby waives any rights that it may have to receive royalties from DDL with respect to any Licensed Product or Fed Mode Product under Section 5.1 of the DepoMed License Agreement.

(f)                                    Offset.  DepoMed may offset Development costs in accordance with Section 6.4.

3.2                                 Payments.

(a)                                  Method of Payment.  All payments under this Agreement should be made payable to “DepoMed Development, Ltd.” and sent to the address identified in Section 11.1.

Each payment should reference this Agreement and identify the obligation under this Agreement that the payment satisfies.

(b)                                 Payments in U.S. Dollars.  All payments due under this Agreement shall be drawn on a United States bank and shall be payable in United States dollars.  Conversion of foreign currency to U.S. dollars shall be made at the conversion rate existing in the United States (as reported in the Wall Street Journal) on the last working day of the calendar quarter of the applicable Reporting Period; provided, however, that any currency amounts received by DepoMed that are converted to U.S. dollars at the time of their receipt by DepoMed shall be made at the conversion rate existing in the United States (as reported on the Wall Street Journal) on the date of such conversion.

(c)                                  Late Payments.  Any payments by DepoMed that are not paid on or before fifteen days after the date such payments are due under this Agreement shall bear interest, to the extent permitted by law, at the Prime Rate of interest as reported in the Wall Street Journal on the date payment is due.

4.                                       Reports and Records.

4.1                                 Frequency of Reports.

(a)                                  Upon First Commercial Sale of a Product.  DepoMed shall report to DDL the date of first commercial sale of a Licensed Product or a Fed Mode Product, within sixty days of occurrence in each country.

(b)                                 After First Commercial Sale.  After the first commercial sale of a Licensed Product or, if applicable, a Fed Mode Product, DepoMed shall deliver reports to DDL within sixty days of the end of each Reporting Period, containing information concerning the immediately preceding Reporting Period, as further described in Section 4.2.

4.2                                 Content of Reports and Payments.  Each report delivered by DepoMed to DDL shall contain at least the following information for the immediately preceding Reporting Period:

(a)                                  the number of Licensed Products or Fed Mode Products, sold, leased or distributed by DepoMed, its Affiliates and Sublicensees to independent third parties in each country, and, if applicable, the number of Licensed Products or Fed Mode Products used by DepoMed, its Affiliates and Sublicensees in the provision of services in each country;

(b)                                 the gross price charged by DepoMed, its Affiliates and Sublicensees for each Licensed Product or Fed Mode Product and, if applicable, the gross price charged for each Licensed Product or Fed Mode Product used to provide services in each country;

(c)                                  calculation of Net Sales for the applicable Reporting Period in each country, including a listing of applicable deductions; and

(d)                                 total royalty payable on Net Sales in U.S. dollars, together with the exchange rates used for conversion.

If no amounts are due to DDL for any Reporting Period, the report shall so state.

4.3                                 Records.  DepoMed shall maintain, and shall cause its Affiliates and Sublicensees to maintain, complete and accurate records relating to the rights and obligations under this Agreement and any amounts payable to DDL in relation to this Agreement, which records shall contain sufficient information to permit DDL to confirm the accuracy of any reports delivered to DDL and compliance in other respects with this Agreement.  The relevant party shall retain such records for at least five years following the end of the calendar year to which they pertain, during which time DDL, or DDL’s appointed agents, shall have the right, at DDL’s expense, to inspect such records during normal business hours to verify any reports and payments made or compliance in other respects under this Agreement.  In the event that any audit performed under this Section reveals an underpayment in excess of five percent, DepoMed shall bear the full cost of such audit and shall remit any amounts due to DDL within thirty days of receiving notice thereof from DDL.

5.                                       Patent Prosecution.

DDL agrees that, for any DDL Intellectual Property, DepoMed shall, in its sole discretion, make the determination as to whether or not an Application (as hereinafter defined) shall be made.  DDL further agrees that, for any DDL Intellectual Property, DepoMed or DepoMed’s agents shall be the parties responsible for drafting and prosecuting any and all patent applications, divisions, continuations, continuations-in-part, re-examinations or corrections or reissues or other applications or filings in connection with any DDL Intellectual Property(the “Applications”).  DepoMed agrees to keep DDL fully informed.  DepoMed agrees that it shall (i) file any Application in the name of DDL, (ii) not file any Application without first notifying DDL, and  (iii) DepoMed shall bear all costs incurred in connection with such preparation, filing, prosecution and maintenance of any Application, as may be applicable.  For the filing of any Application arising under this Agreement, DDL, and any agent of DDL, shall execute and deliver any and all documents or instruments necessary to file such Application and shall fully cooperate with DepoMed in the prosecution of the Application.

6.                                       Infringement.

6.1                                 Notification of Infringement.  Each party agrees to provide written notice to the other party promptly after becoming aware of any infringement of the Patent Rights.

6.2                                 Right to Prosecute Infringements and Violations.

(a)                                  DepoMed Right to Prosecute.  So long as DepoMed remains the exclusive licensee of the DDL Intellectual Property in the Territory, DepoMed, to the extent permitted by law, shall have the right, under its own control and at its own expense, to prosecute any third party infringement of the Patent Rights in the Territory, subject to Sections 6.4 and 6.5.  If required by law, DDL shall permit any action under this Section to be brought in its name, including being joined as a party-plaintiff, provided that DepoMed shall hold DDL harmless from, and indemnify DDL against, any costs, expenses, or liability that DDL incurs in connection with such action.

(b)                                 DDL Right to Prosecute.  In the event that DepoMed is unsuccessful in persuading the alleged infringer to desist or fails to have initiated an infringement action within one hundred eighty days after DepoMed first becomes aware of the basis for such action, DDL shall have the right, at its sole discretion, to prosecute such infringement under its sole control and at its sole expense.

6.3                                 Third Party Actions.  In the event that a declaratory judgment or other action is brought against DDL or DepoMed by a third party alleging invalidity, unenforceability, or non-infringement of the Patent Rights, DepoMed, at its option, shall have the right within twenty days after commencement of such action to take over the sole defense of the action at its own expense.  If DepoMed does not exercise this right, DDL may take over the sole defense of the action at DDL’s sole expense, subject to Sections 6.4 and 6.5.

6.4                                 Offsets.  DepoMed may offset:  (i) all Development Costs; and (ii) a total of fifty percent of any expenses incurred under Sections 6.2 and 6.3 against any payments due to DDL under Article 3, provided that in no event shall such payments under Article 3, when aggregated with any other offsets and credits allowed under this Agreement, result in payments otherwise due to DDL to be reduced by more than fifty percent in any Reporting Period.  Any offset thus limited shall be available to DepoMed as a continuing offset, subject to the fifty percent limitation, in the earliest subsequent Reporting Period.

6.5                                 Recovery.  Any recovery obtained in an action brought by DepoMed or DDL under Sections 6.2 or 6.3 shall be distributed as follows: (i) each party shall be reimbursed for any expenses incurred in the action (including the amount of any royalty or other payments withheld from DDL as described in Section 6.4), (ii) as to ordinary damages, DepoMed shall receive an amount equal to its lost profits or a reasonable royalty on the infringing sales, or whichever measure of damages the court shall have applied, and DepoMed shall pay to DDL based upon such amount a reasonable approximation of the royalties and other amounts that DepoMed would have paid to DDL if DepoMed had sold the infringing products rather than the infringer, and (iii) as to special or punitive damages, the parties shall share equally in any award.

6.6                                 Cooperation.  Each party agrees to cooperate in any action under this Article which is controlled by the other party, provided that the controlling party reimburses the cooperating party promptly for any costs and expenses incurred by the cooperating party in connection with providing such assistance.

6.7                                 Right to Sublicense.  So long as DepoMed remains the exclusive licensee of the Patent Rights in the Territory, DepoMed shall have the sole right to sublicense any alleged infringer in the Territory for future use of the Patent Rights in accordance with the terms and conditions of this Agreement relating to sublicenses.

6.8                                 Withholding Taxes.  To the extent that payments under Article 3 are subject to withholding taxes, DepoMed shall withhold such amounts paid from amounts remitted to DDL and shall provide to DDL proof of such payment.

7.                                       Indemnification.

7.1                                 Indemnification.

(a)                                  Indemnity.  DepoMed shall indemnify, defend, and hold harmless DDL and its successors and assigns (the “Indemnitees”), against any liability, damage, loss, or expense (including reasonable attorneys fees and expenses) incurred by or imposed upon any of the Indemnitees in connection with any claims, suits, actions, demands or judgments arising out of any theory of liability (including without limitation actions in the form of tort, warranty, or strict liability and regardless of whether such action has any factual basis) concerning any Licensed Product or Fed Mode Product.

(b)                                 Procedures.  The Indemnitees agree to provide DepoMed with prompt written notice of any claim, suit, action, demand, or judgment for which indemnification is sought under this Agreement.  DepoMed agrees, at its own expense, to provide attorneys reasonably acceptable to DDL to defend against any such claim.  The Indemnitees shall cooperate fully with DepoMed in such defense and will permit DepoMed to conduct and control such defense and the disposition of such claim, suit, or action (including all decisions relative to litigation, appeal, and settlement); provided, however, that any Indemnitee shall have the right to retain its own counsel, at its expense.  DepoMed agrees to keep DDL informed of the progress in the defense and disposition of such claim and to consult with DDL with regard to any proposed settlement.

8.                                       No Representations or Warranties.

EXCEPT AS MAY OTHERWISE BE EXPRESSLY SET FORTH IN THIS AGREEMENT, DDL MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND CONCERNING THE DDL INTELLECTUAL PROPERTY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, VALIDITY OF PATENT RIGHTS, CLAIMS, WHETHER ISSUED OR PENDING, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE.  Specifically, and not to limit the foregoing, DDL makes no warranty or representation (i) regarding the validity or scope of the Patent Rights, and (ii) that the exploitation of the DDL Intellectual Property or any Licensed Product or Fed Mode Product will not infringe any patents or other intellectual property rights of a third party.

IN NO EVENT SHALL DDL, ITS DIRECTORS, OFFICERS, EMPLOYEES AND AFFILIATES BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGES OR INJURY TO PROPERTY AND LOST PROFITS, REGARDLESS OF WHETHER DDL SHALL BE ADVISED, SHALL HAVE

OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF THE FOREGOING.

9.                                       General Compliance with Laws.

DepoMed shall use reasonable commercial efforts to comply with all commercially material local, state, federal, and international laws and regulations relating to the development, manufacture, use, and sale of the Licensed Product and the Fed Mode Product.

10.                                 Termination.

10.1                           Voluntary Termination by DepoMed.  DepoMed shall have the right to terminate this Agreement, for any reason, (i) upon at least three months prior written notice to DDL, such notice to state the date at least three months in the future upon which termination is to be effective, and (ii) upon payment of all amounts due to DDL through such termination effective date.

10.2                           Termination for Default.

(a)                                  Nonpayment.  In the event DepoMed fails to pay any amounts due and payable to DDL hereunder and not in dispute, and fails to make such payments within sixty days after receiving written notice of such failure, DDL may terminate this Agreement immediately upon written notice to DepoMed.

(b)                                 Material Breach.  In the event DepoMed commits a material breach of its obligations under this Agreement and fails to cure that breach within sixty days after receiving written notice thereof, DDL may terminate this Agreement immediately upon written notice to DepoMed.

10.3                           Effect of Termination.

(a)                                  Survival.  The following provisions shall survive the expiration or termination of this Agreement:  Articles 1, 7, and 11, and Section 4.2 (obligation to provide final report and payment).

(b)                                 Inventory.  Upon the early termination of this Agreement, DepoMed and its Affiliates and Sublicensees may complete and sell any work-in-progress and inventory of Licensed Product and Fed Mode Product that exist as of the effective date of termination, provided that (i) DepoMed pays DDL the applicable running royalty or other amounts due on such sales of Licensed Product or Fed Mode Product in accordance with the terms and conditions of this Agreement, and (ii) DepoMed and its Affiliates and Sublicensees shall complete and sell all work-in-progress and inventory of Licensed Products and Fed Mode Products within six (6) months after the effective date of termination.

(c)                                  Pre-termination Obligations.  In no event shall termination of this Agreement release DepoMed, Affiliates, or Sublicensees from the obligation to pay any amounts that became due on or before the effective date of termination.

11.                                 Miscellaneous.

11.1                           Notice.  Any notice required or permitted under this Agreement shall be in writing and shall be deemed given as of the date it is (a) delivered by hand, (a) delivered by courier, or (b) received by Registered or Certified Mail, postage prepaid, return receipt requested addressed to the party to receive such notice at the address set forth below, or such other address as is subsequently specified in writing:

If to DepoMed, at	If to DDL, at

1360 O’Brien Drive Menlo Park, California 94025 Phone: (650) 462-5900 Fax: (650) 462-9991 Attention: Chief Executive Officer	Clarendon House 2 Church Street Hamilton, Bermuda Phone: (441) 292-9169 Fax: (441) 292-2224 Attention: Secretary
With a copy to:
With a copy to:
Heller Ehrman White & McAuliffe LLP
275 Middlefield Road Menlo Park, CA 94025 Phone: (650) 324-7000 Fax: (650) 324-0638 Attention: Julian Stern	DepoMed, Inc. 1360 O’Brien Drive Menlo Park, California 94025 Phone: (650) 462-5900 Fax: (650) 462-9991 Attention: Chief Executive Officer

And a further copy to:

Heller Ehrman White & McAuliffe LLP 275 Middlefield Road Menlo Park, CA 94025 Phone: (650) 324-7000 Fax: (650) 324-0638 Attention: Julian Stern

11.2                           Governing Law.  This Agreement shall be governed by the laws of the State of California, without reference to principles of conflicts of laws.

11.3                           Amendment and Waiver.  This Agreement may only be amended by the mutual written consent of DepoMed and DDL.  No waiver of any term, provision or condition of this

Agreement whether by conduct or otherwise in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such term, provision or condition, or of any other term, provision, or condition of this Agreement.

11.4                           Severability.  In the event that any provision of this Agreement shall be held invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect any other provision of this Agreement.

11.5                           Assignment; Binding Effect.

(a)                                  Neither party to this Agreement may assign, cede, or transfer any of its rights or obligations under this Agreement without the written consent of the other party, which consent may not be unreasonably withheld or unduly delayed; provided, however, without such consent DepoMed may assign this Agreement and the rights and obligations under it, in whole or in part, in connection with the transfer, sale or license of its assets, interests or business relating, directly or indirectly, its rights and obligations hereunder or its merger or consolidation with another organization.  In addition, DepoMed may assign this Agreement in whole or in part to any corporate affiliate without consent of DDL.

(b)                                 This Agreement shall inure to the benefit of and be binding upon each party signatory to the Agreement, its successors and permitted assignees.  No assignment shall relieve either party of the performance of any accrued obligation that such party may then have under this Agreement.

11.6                           Headings.  All headings are for convenience only and shall not affect the meaning of any provision of this Agreement.

11.7                           Entire Agreement.  This Agreement represents the entire understanding of the parties with respect to the subject matter of this Agreement.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by the respective duly authorized officers as of the date first written above.

FOR DEPOMED:		FOR DDL:

DepoMed, Inc.		DepoMed Development, Ltd.

By:	/s/ John F. Hamilton	By:	/s/ Allison L. Smith
Name:	John F. Hamilton	Name:	Allison L. Smith
Title:	Vice President and CFO	Title:	Director

Appendix A to Exclusive License Agreement

PATENT RIGHTS

(as of September 18, 2003)

I.                                         Patents

[None]

II.                                     Patent Applications

Jurisdiction	Application Number	Title

US	60/335,248	Methods of Treatment Using a Gastric Retained Gabapentin Dosage

US	10/280,309	Methods of Treatment Using a Gastric Retained Gabapentin Dosage

TW*	60/335,248	Methods of Treatment Using a Gastric Retained Gabapentin Dosage

WO**	PCT/IB02/05440	Methods of Treatment Using a Gastric Retained Gabapentin Dosage

*    TW = Taiwan

**  WO = World (PCT)